Exhibit 99.1

Pieris Pharmaceuticals Reports Financial Results for the

Third Quarter Ended September 30, 2015

Company to Host an Investor Conference Call on Thursday,

November 12, 2015 at 10:00 AM EST

BOSTON, MA, November 11, 2015 – Pieris Pharmaceuticals, Inc. (NASDAQ:PIRS), a biotechnology company advancing its proprietary Anticalin® biotherapeutic technologies, today reported financial results for the third quarter of 2015, and provided an update on the Company’s recent developments.

“In this last quarter, Pieris made great strides in advancing its pipeline of Anticalin-based drug candidates, while recruiting top talent to ensure continued progression of these assets in an optimal manner,” said Stephen Yoder, President and CEO. “In addition, the relocation of our corporate headquarters to Boston, Massachusetts, from Freising, Germany, puts us at the epicenter of the biotech ecosystem and the doorstep of a number of our investors.”

Continued Mr. Yoder, “Over the past few months, Pieris has had a strong presence at premiere scientific conferences, presenting positive data sets for our PRS-343 immuno-oncology program, a CD137/HER2 bispecific for treating HER2-positive solid tumors, as well as our PRS-060 program, an inhaled IL4Ra antagonist for treating uncontrolled asthma. Moreover, we announced a podium presentation on the positive Phase I data for our PRS-080 program, a hepcidin antagonist to treat functional iron deficient anemia, at the 57th Annual Meeting of the American Society of Hematology (ASH) meeting in early December. Meanwhile, our big pharma partnerships advanced positively, including receipt of a preclinical milestone from Daiichi Sankyo for one of our two partnered programs and the presentation of positive preclinical in vivo data by Sanofi at an infectious disease conference for our tetraspecific Anticalin to treat Pseudomonas-related illness.”

Third Quarter Highlights:

•	Named Louis A. Matis, M.D., Sr. Vice President and Chief Development Officer
•	Relocated corporate headquarters from Freising, Germany, to Boston, MA, which will also serve as a hub for drug development leadership
•	Named Darlene Deptula-Hicks Sr. Vice President and Chief Financial Officer
•	Partner, Sanofi, presented preclinical data on the companies’ tetraspecific Anticalin- based infectious disease program at the American Society for Microbiology (ASM) Conference on Pseudomonas
•	Presented the first functional in vitro data on T cells for its CD137/HER2 bispecific immune-oncology program, PRS-343, at CRI-CIMT-EATI-AACR, the Inaugural International Cancer Immunotherapy Conference. A copy of the poster can be found here.
•	Company Advisor, Professor Gary Anderson, Ph.D., and Director of the Lung Health Research Centre at the University of Melbourne, presented preclinical data on PRS- 060, the Company’s inhaled IL4Ra antagonist, at a podium presentation during the 2015 annual meeting for the European Respiratory Society (ERS)

•	Named Mary Fitzgerald, Ph.D., Vice President of Respiratory Medicine and project leader for PRS-060
•	Top line data from the Phase I trial for PRS-080, the Company’s hepcidin antagonist, which showed the drug candidate was well-tolerated with no serious adverse effects observed and confirmed the mode of action and desired three-day half-life in the healthy study population
•	Acceptance for a podium presentation of unblinded Phase I data for PRS-080 at the 57th Annual Meeting of the American Society of Hematology (ASH) taking place in Orlando, FL, December 5—8, 2015. A copy of the abstract can be found here.
•	Presented additional positive preclinical data for PRS-343, showing differentiation over anti-CD137 monoclonal antibodies and desired drug-like properties. A copy of the poster can be found here.

Third Quarter Financial Update:

Cash – Cash and cash equivalents at September 30, 2015 totalled $32.3 million as compared to $18.5 million for the year ended December 31, 2014. During the nine months ending September 30, 2015 the Company used $10.2 million in operating activities, $0.3 million in investing activities, $1.2 million in debt repayment and $0.3 million as a result of the effect of exchange rate on cash, offset by net proceeds of $25.8 million of its July public offering.

Revenue—The Company recognized revenue of $0.4 million for the three months ended September 30, 2015, compared with no revenue in the three months ended September 30, 2014. This $0.4 million increase in revenue was primarily due to a milestone achieved in the 2015 third quarter compared to no milestones reached in the corresponding quarter of 2014.

R&D Expenses – Research and development expenses for the third quarter of 2015 were $2.1 million, compared with $0.9 million for the third quarter of 2014. This $1.1 million increase was primarily due to a $0.5 million increase in consulting expenses, labs supplies and personnel costs associated with our 300-Series programs. Expenses for our PRS-060 program increased $0.2 million due to increased pre-clinical efforts involving research studies. Other research and development expenses increased $0.4 million primarily resulting from personnel and recruiting expenses due to increasing our research and development efforts.

G&A Expenses – General and administrative expenses for the third quarter of 2015 were $2.2 million, compared with $0.9 million for the three months ended September 30, 2014. This $1.3 million increase resulted primarily from $0.8 million of legal, consulting, insurance, investor relations and board fees associated with being a public company. The increase also includes a $0.4 million of stock-based compensation expense in the 2015 third quarter. There was no stock-based compensation expense in the 2014 corresponding quarter. Other administrative costs including personnel and travel related costs increased by $0.1 million in the three months ended September 30, 2015 compared to the 2014 period.

Net Loss – The Company reported a net loss of $3.9 million, or ($0.10) per basic and diluted share, for the third quarter of 2015 as compared to a net loss of $2.0 million, or ($0.17) per basic and diluted share for the third quarter of 2014.

Conference Call:

Pieris management will host a conference call beginning at 10:00 AM EDT on Thursday, November 12th, 2015, to discuss the third quarter financial results and provide a corporate update. You can join the call by dialling 1-877-407-8920 (US & Canada) or 1-412-902-1010 (International). An archived replay of the call will be available by dialling 1-877-660-6853 (US & Canada) or 1-201-612-7415 (International) and providing the conference ID: 13603006.

About Pieris

Pieris is a clinical stage biotechnology company that discovers and develops Anticalin-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multi-specifics tailored for the tumor micro-environment, an inhaled Anticalin to treat severe asthma and a half-life-optimized Anticalin to treat anemia. Proprietary to Pieris, Anticalins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information visit www.pieris.com.

Company Contact: Pieris Pharmaceuticals, Inc. Darlene Deptula-Hicks SVP & Chief Financial Officer +1-603-553-5803 deptula@pieris.com	Investor Relations Contact: The Trout Group Thomas Hoffmann +1-646-378-2931 thoffmann@troutgroup.com

or

Media Inquiries: Gretchen Schweitzer +49 172 861 8540 gschweitzer@macbiocom.com	The Del Mar Consulting Group, Inc. Robert Prag, President +1-858-794-5000 bprag@delmarconsulting.com

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our business and product development plans; our liquidity and ability to fund our future operations; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Quarterly Reports on Form 10-Q.

(tables to follow)

PIERIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(unaudited)
Assets:
Cash and cash equivalents	$32,254,879	$18,474,211
Accounts receivable, net	17,358	—
Other current assets	1,285,041	1,207,072
Prepaid expenses	589,928	109,332
Income tax receivable	3,534	14,810

Total current assets	34,150,740	19,805,425

Property and equipment, net	1,928,192	2,052,221
Deferred tax asset	24,464	26,522
Other noncurrent assets	97,111	—

Total Assets	$36,200,507	$21,884,168

Liabilities and stockholders’ equity:
Accounts payable	$1,117,557	$1,260,015
Accrued expenses	1,033,926	743,866
Deferred tax liability	24,464	26,522
Other current liability	65,714	242,755
Bank loan, including accrued interest	—	1,270,605

Total current liabilities	2,241,661	3,543,763

Accrued expenses, non-current	308,071	333,988

Total Liabilities	2,549,732	3,877,751

Total stockholders’ equity	33,650,775	18,006,417

Total liabilities and stockholders’ equity	$36,200,507	$21,884,168

PIERIS PHARMACEUTICALS, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$414,610	$18,724	$792,474	$2,089,831
Operating expenses
Research and development	2,051,688	926,596	5,301,911	3,268,262
General and administrative	2,242,804	933,221	6,606,209	4,103,805

Total operating expenses	4,294,492	1,859,817	11,908,120	7,372,067

Loss from operations	(3,879,882)	(1,841,093)	(11,115,646)	(5,282,236)

Interest expense, net	—	(181,205)	(4,223)	(404,288)
Other (expense) income, net	(1,929)	148	3,325	2,812

Loss before income taxes	(3,881,811)	(2,022,150)	(11,116,544)	(5,683,712)
Provision (benefit) for income tax	40,441	—	40,441	(18)

Net loss	$(3,922,252)	$(2,022,150)	$(11,156,985)	$(5,683,694)

Basic and diluted net loss per share	$(0.10)	$(0.17)	$(0.34)	$(0.48)

Basic and diluted weighted average shares outstanding	38,890,546	11,828,974	32,584,354	11,828,974